Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

Innodata Inc. (“Innodata”) and Robert O’Connor (together with his heirs, executors, administrators, successors, and assigns collectively referred to throughout this Separation Agreement and General Release as “Employee”) (and Innodata and Employee together known herein as the “Parties”), agree that:

1.       Last Day of Employment. Employee’s last day of employment with Innodata was October 2, 2020 (“Separation Date”).

2.       Consideration. In consideration for signing and not revoking this Separation Agreement and General Release (“Agreement”), and complying with its terms, Innodata agrees:

(a)     to pay Employee three (3) months of base salary at Employee’s normal rate of pay of $8,333.33/ month, less lawful deductions, payable as follows: $4,166.67, less lawful deductions, payable on the first through sixth regularly scheduled payroll dates commencing with the first regularly scheduled payroll date occurring at least fifteen (15) days after Innodata’s receipt of the executed Agreement. Innodata’s current payroll cycle is twice per month: on or about the 15th and 30th of each month.

3.       No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies specified in paragraph “2” above, except for Employee’s execution of this Agreement and Employee’s fulfillment of the promises contained herein that apply to Employee.

4.       General Release, Claims Not Released and Related Provisions

a.       General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges Innodata, its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former partners, affiliates, members, owners, agents, officers, directors, employees, attorneys thereof, both individually and in their corporate capacities, and their employee benefit plans, programs and arrangements and their administrators, functionaries and fiduciaries (collectively referred to throughout the remainder of this Separation Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including but not limited to, arising out of or related to Employee’s employment or the termination of Employee’s employment with Innodata, including, but not limited to, any alleged violation of: Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967 (“ADEA”); The Family and Medical Leave Act; The Equal Pay Act; The Workers Adjustment and Retraining Notification Act; The Occupational Safety and Health Act; The Fair Credit Reporting Act; The Genetic Information Nondiscrimination Act of 2008; Sarbanes-Oxley Act of 2002; New Jersey Law Against Discrimination; New Jersey Civil Rights Act; New Jersey State Wage and Hour Law; New Jersey Genetic Privacy Act; New Jersey Smokers’ Rights Law; New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim; New Jersey Family Leave Act; New Jersey Equal Pay Act;   Millville Dallas Airmotive Plant Job Loss Notification Act; New Jersey Conscientious Employee Protection Act (Whistleblower Protection); The New Jersey Public Employees’ Occupational Safety and Health Act; New Jersey Fair Credit Reporting Act; New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;; any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

b.       Claims Not Released. Employee is not waiving any rights he may have to: (a) his own vested accrued employee benefits under Innodata’s health, welfare, or retirement benefit plans as of the Separation Date, if any; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

c.       Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state or local government agency, nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

d.      Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Innodata or any other Releasee identified in this Agreement is a party.

5.       Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, and is not presently a party to, any claim, charge, action or other legal proceeding against Releasees in any forum or form as of the date of execution of this Agreement.

Employee affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee affirms that Employee has returned all of Innodata’s property, documents, and/or confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Innodata’s premises and that Innodata is not in possession of any of Employee’s property. Employee affirms that Employee has not divulged any proprietary or confidential information of Innodata, its affiliates, subsidiaries or clients and will continue to maintain the confidentiality of such information consistent with Innodata’s policies and Employee’s agreement(s) with Innodata and/or common law. Employee further affirms that Employee has provided Innodata with a list of all user names and passwords used by Employee in connection with Employee performing services for Innodata.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Innodata, its officers, or any other Releasee identified in this Agreement, including any allegations of corporate fraud.

Employee affirms that all of Innodata’s decisions regarding Employee's pay and benefits through the Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

6.       Non-Disparagement. Employee agrees not to maliciously defame, disparage, or demean Innodata, its affiliates, subsidiaries and their respective current and former officers, directors and members, to the fullest extent permitted by applicable law, provided that nothing contained herein shall prevent Employee from providing truthful information about Innodata in connection with any legal proceeding or to the extent compelled to do so by law.

7.       Limited Disclosure. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state or local government agency.

8.       Non-Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

9      Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state in which Employee worked at the time of Employee’s Separation Date without regard to its conflict of laws provisions. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

10.       Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

11.      Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for the Agreement Concerning Confidentiality and Non-Disclosure Employee previously executed (the “CNDA”) and paragraph 8 of the offer of employment between the Employee and Innodata dated April 12, 2019 (the “Offer Letter”), which is incorporated herein by reference. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement. By signing this Agreement, Employee reaffirms his continuing obligations under the CNDA and the Offer Letter, including, without limitation, Employee’s obligations of non-solicitation of Innodata customers and employees, and Employee’s obligations of confidentiality and non-disclosure.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO MARCIA NOVERO, DIRECTOR OF HUMAN RESOURCES AT INNODATA INC., 55 CHALLENGER ROAD, SUITE 202, RIDGEFIELD PARK, NEW JERSEY 07660, AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT." THE REVOCATION MUST BE PERSONALLY DELIVERED TO MARCIA NOVERO, OR TO HER DESIGNEE, OR BE MAILED TO INNODATA INC. 55 CHALLENGER ROAD, SUITE 202, RIDGEFIELD PARK, NEW JERSEY 07660 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY RECOGNIZED IN THE STATE IN WHICH EMPLOYEE LAST WORKED, THEN THE REVOCATION PERIOD SHALL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY THAT IS NOT A SATURDAY, SUNDAY OR LEGAL HOLIDAY.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Employee		Innodata Inc.

By:	/s/ Robert O’Connor	By:	/s/ Marcia Novero
	Robert O’Connor		Marcia Novero
Director of Human Resources

Date:	10/2/20	Date:	10/2/20